Exhibit 10.1

CREDIT AGREEMENT

by and between

NEWTEK BUSINESS SERVICES, INC.

as Borrower

and

CAPITAL ONE, NATIONAL ASSOCIATION

as Lender

Dated as of June 26, 2014

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(continued)

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		Page

8.13	Acknowledgments	52

8.14	Confidentiality	52

8.15	Accounting Changes	53

8.16	Keepwell	53

8.17	WAIVERS OF JURY TRIAL	53

SCHEDULES:

1.1	Unrestricted Subsidiaries
3.4	Consents, Authorizations, Filings and Notices
3.6	Litigation
3.8	Real Property
3.9	Intellectual Property
3.13	ERISA
3.15	Subsidiaries
3.17	Environmental Matters
3.18	Insurance
3.24	Certified Capital Companies
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.13	Restrictions on Subsidiary Distributions

EXHIBITS:
A	Form of Guarantee and Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Legal Opinion of Platte, Klarsfeld, Levine & Lachtman, LLP
D-2	Form of Legal Opinion of O’Reilly & Mark, P.C.
E-1	Form of Revolving Credit Note
E-2	Form of Term Note
F	Form of Borrowing Notice
G	Form of Subordination Agreement

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CREDIT AGREEMENT, dated as of June 26, 2014, between NEWTEK BUSINESS SERVICES, INC., a New York corporation (“Borrower”), and CAPITAL ONE, NATIONAL ASSOCIATION (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender extend credit, for the purposes specified in this Agreement, in the form of (a) a Term Loan on the Closing Date in the aggregate principal amount of $10,000,000 and (b) a Revolving Loan facility in the maximum principal amount of up to $10,000,000 at any time outstanding;

WHEREAS, Lender is willing to make such term loan credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, Lender is willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein and in the other Loan Documents, in reliance upon the representations and warranties set forth herein and therein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. Accordingly, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by Lender for the account of Borrower or any of the other Loan Parties pursuant to agreement, overdrafts, or otherwise.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws”: any Requirements of Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Margin”: means 2.50% per annum.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (h) of Section 6.5) which yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000 individually or $250,000 in the aggregate during the term of this Agreement.

“Base Rate”: means a variable per annum rate, as of any date of determination, equal to the rate of interest publicly announced from time to time by Lender as its prime rate, which is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. However, Lender may price loans at, above, or below such announced rate and, accordingly, Borrower acknowledges that the prime rate may not necessarily be the lowest rate of interest charged by Lender to its customers. Any changes in the prime rate shall take effect on the day specified in the public announcement of such change or, if not so specified, on the day of the public announcement of such change.

“Black Box Lease Transaction”: the lease of phone equipment by CWH from Cisco System Capital Corporation pursuant to that certain Agreement to Lease Equipment No. 9855-MM001-0 by and between Cisco System Capital Corporation, as lessor, and CWH, as lessee, as in effect on July 3, 2012.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrower”: as defined in the preamble hereto.

“Borrowing Notice”: with respect to any request for borrowing of Revolving Loans hereunder, a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F, delivered to Lender.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capco”: the following certified capital companies that are Subsidiaries of Borrower on the date hereof: (a) Wilshire New York Advisers II, LLC, a New York limited liability company, (b) Wilshire New York Partners III, LLC, a New York limited liability company, (c) Wilshire New York Partners IV, LLC, a New York limited liability company, (d) Wilshire New York Partners V, LLC, a New York limited liability company, (e) Wilshire Partners, LLC a Florida limited liability company, (f) Wilshire Louisiana Bidco, LLC, a Louisiana limited liability company, (g) Wilshire Louisiana Partners II, LLC, a Louisiana limited liability company, (h) Wilshire Louisiana Partners III, LLC, a Louisiana limited liability company, (i) Wilshire Louisiana Partners IV, LLC, a Louisiana limited liability company, (j) Wilshire Colorado Partners, LLC, a Colorado limited liability company, (k) Wilshire Alabama Partners, LLC, an Alabama limited liability company, (l) Wilshire DC Partners, LLC, a limited liability company formed under the laws of the District of Columbia and (m) Wilshire Texas Partners I, LLC, a Texas limited liability company.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (which capitalized amount, for the avoidance of doubt, shall be the present value of the rent payments pursuant to the capital lease discounted at the implicit interest rate).

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or the District of Columbia, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000, and (iii) which certificates of deposit or bankers’ acceptances have a rating of “A-” “A-3” or better by S&P or Moody’s or another nationally recognized rating agency; (e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (d) above; and (f) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to above.

“CCC-NSBF Intercompany Debt”: book-entry Indebtedness of CCC to NSBF incurred by CCC in the ordinary course of business consistent with past practices, incurred by CCC in connection with the transfer by NSBF to CCC of assets acquired in connection with the realization of collateral of obligors of SBA 7(a) loans and the liquidation by CCC of such assets.

“CDS”: CDS Business Services, Inc., a Delaware corporation.

“Change of Control”: the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than the Permitted Investor, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the issued and outstanding voting Capital Stock of Borrower, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) the Permitted Investor shall cease to beneficially own at least 50% of the amount of issued and outstanding voting Capital Stock of Borrower owned by such Permitted Investor as of the Closing Date, (d) Mr. Barry Sloane shall cease to be the chief executive officer of Borrower, or (e) Borrower shall fail to own the number and percentage of Capital Stock of the other Loan Parties set forth on Schedule 2 to the Guarantee and Security Agreement, or the number and percentage of Capital Stock of Persons who hereafter become Loan Parties on the date such Persons shall become Loan Parties.

“Closing Date”: June 26, 2014.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Guarantee and Security Agreement.

“Combined EBITDA”: as to the Loan Parties for any period, the combined net income (or loss) of the Loan Parties for such period, plus interest, taxes (or less benefit), depreciation and amortization (in each case, determined, as to each Loan Party, on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate otherwise permitted or required under GAAP) but otherwise in accordance with GAAP (including, without limitation, the elimination of all inter-Loan Party entries). For purposes of determining Combined EBITDA, combined net income shall (a) be reduced by, to the extent included in the statement of such combined net income for such period, any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such combined net income for such period, gains on the sales of assets outside of the ordinary course of business), (b) exclude the effect of any minority interests, (c) be increased by the amount of any non-cash compensation expense in respect of stock-based compensation actually included in the determination of net income (loss) in accordance with GAAP and (d) exclude equity earnings in any Subsidiary.

“Combined Funded Debt Payments”: as to the Loan Parties for any period, the aggregate amount of all scheduled payments of principal of Indebtedness (including, without limitation, Capitalized Lease Obligations) of the Loan Parties.

“Combined Indebtedness”: as to the Loan Parties, as at any date, the aggregate amount of Indebtedness of the Loan Parties.

“Commitment”: the Lender’s Revolving Commitment and commitment to make the Term Loan on the Closing Date.

“Commodity Account”: as defined in the UCC.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of Borrower, substantially in the form of Exhibit B.

“Consolidated EBITDA”: as to Borrower or NSBF, as the case may be, for any period, consolidated net income (or loss) of Borrower or NSBF, as the case may be, for such period, determined on a consolidated basis, plus interest, taxes (or less benefit), depreciation and amortization, in each case, determined in accordance with GAAP. For purposes of determining the Consolidated EBITDA for Borrower or NSBF, as the case may be, consolidated net income shall (a) be reduced by the amount of income from tax credits, (b) be reduced by, to the extent included in the statement of such consolidated net income for such period, any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), (c) be reduced (if a gain) or increased (if a loss) by the net change in the fair market value of credits in lieu of cash and notes payable in credits in lieu of cash, (d) exclude the effect of any minority interests, and (e) increased by the amount of any non-cash compensation expense in respect of stock-based compensation actually included in the determination of net income (loss) in accordance with GAAP.

“Contamination”: the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Properties, which pursuant to Environmental Laws requires notification or reporting by a member of the Newtek Group to a Governmental Authority, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action by such member of the Newtek Group or which otherwise constitutes a violation of Environmental Laws by such member of the Newtek Group or for which such member of the Newtek Group could reasonably be expected to be liable, including, but not limited to, indoor air quality.

“Contractual Obligation”: as to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement (including any Material Contract) or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Covered Entity”: (a) each Loan Party and each Loan Party’s respective Subsidiaries (if any), and any guarantors and pledgors of collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CWH”: CrystalTech Web Hosting, Inc., a New York corporation.

“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided in Section 7.1) would constitute an Event of Default.

“Deposit Account”: as defined in the UCC.

“Derivatives Counterparty”: as defined in Section 6.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, grant of restriction, issuance or other disposition thereof (by way of merger, casualty, condemnation or otherwise); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: with respect to any Person, any Capital Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to a date that is six months after the Maturity Date.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“EBITDA”: as to any Loan Party, the net income (or loss) of such Loan Party for such period, plus interest, taxes (or less benefit), depreciation and amortization (in each case, determined, as to such

Loan Party, on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate otherwise permitted or required under GAAP) but otherwise in accordance with GAAP; provided, that as long as the Borrower prepares its financial statements on a segment reporting basis, for purposes of determining EBITDA for UPS, EBITDA will be tested (consistent with the financial covenants in the NSBF Credit Facility) on the basis of the results of the Electronic Payment Processing segment of the Borrower.

“Eligible Assignee”: (a) Lender or an Affiliate of Lender, (b) a commercial bank, (c) a finance company, insurance company, financial institution or fund, in each case regularly engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit, or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof.

“Environmental Complaint”: any written complaint, notice or other communication by a Governmental Authority or third party, including, but not limited to an employee, alleging a violation of or potential liability under Environmental Laws, including, but not limited to any complaint, for natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Law or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by a Governmental Authority pursuant to any Environmental Law.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety in the workplace, as has been, is now, or may at any time hereafter be, in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7.1, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiaries”: any Foreign Subsidiary whose Capital Stock, in part, constitutes Excluded Foreign Subsidiary Capital Stock.

“Excluded Foreign Subsidiary Capital Stock”: as defined in the Guarantee and Security Agreement.

“Existing CWH Facility”: the credit facilities provided to CWH and NSBF pursuant to the Loan and Security Agreement, dated as of April 30, 2010, by and between CWH and NSBF, as borrowers, and Capital One, National Association, as amended.

“Existing NBSI Credit Facility”: the credit facilities provided to Borrower pursuant to the Credit Agreement, dated as of April 25, 2012, by and among Borrower, as borrower, the lenders party thereto, and ABC Funding, LLC, as administrative agent, as amended.

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fixed Charge Coverage Ratio”: as calculated as of the end of any calendar quarter, Combined EBITDA for the previous four (4) fiscal quarters, less capital expenditures during the previous four (4) fiscal quarters, divided by the sum of (a) Combined Funded Debt Payments for the four (4) fiscal quarters subsequent to such calendar quarter end, plus (b) the sum of the following amounts paid during the previous four (4) fiscal quarters for (i) interest (including interest paid hereunder), (ii) dividends and distributions, (iii) treasury stock redemptions, and (iv) taxes; provided, that for the periods ending June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, interest referred to in clause (b)(i) above shall be (x) reduced by an amount equal to the interest expense paid pursuant to the Existing NBSI Credit Facility, and (y) increased by a notional amount equal to the interest that would have been payable under this Agreement at the then applicable Base Rate and Applicable Margin assuming Revolving Loans in the principal amount of $10,000,000 were outstanding on each day of the applicable previous four (4) fiscal quarters. For the avoidance of doubt, the non-cash write-off of deferred financing costs and debt discounts shall not be considered to be interest paid for purposes of calculating the Fixed Charge Coverage Ratio.

“Fixed Charge Coverage Ratio—Unrelated Extensions of Credit”: as calculated as of the end of any calendar quarter, Combined EBITDA for the previous four (4) fiscal quarters, less capital expenditures during the previous four (4) fiscal quarters, divided by the sum of (a) Combined Funded Debt Payments for the four (4) fiscal quarters subsequent to such calendar quarter end, plus (b) (i) interest (including interest paid hereunder), (ii) dividends and distributions, (iii) treasury stock redemptions, (iv) taxes, and (v) the aggregate amounts of Unrelated Extensions of Credit made by the Borrower and the other Loan Parties during the previous four (4) fiscal quarters (but, excluding any such Unrelated Extensions of Credit made by the Borrower and the other Loan Parties prior to June 26, 2014); provided, that for the periods ending June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, interest referred to in clause (b)(i) above shall be (x) reduced by an amount equal to the interest expense paid pursuant to the Existing NBSI Credit Facility and (y) increased by a notional amount equal to the interest that would have been payable under this Agreement at the then applicable Base Rate and Applicable Margin assuming Revolving Loans in the principal amount of $10,000,000 were outstanding on each day of the applicable previous four (4) fiscal quarters. For the avoidance of doubt, the non-cash write-off of deferred financing costs and debt discounts shall not be considered to be interest paid for purposes of calculating the Fixed Charge Coverage Ratio—Unrelated Extensions of Credit.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt to EBITDA Ratio”: as of any date, the ratio of (i) Combined Indebtedness as of such date to (ii) Combined EBITDA for the four (4) consecutive fiscal quarters ending on the last day of the immediately preceding fiscal quarter.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee and Security Agreement”: the Guarantee and Security Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guarantor”), any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or maintain solvency or net worth, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any obligation under a Guarantee Obligation of a guarantor shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantors” means each of Small Business Lending, Inc., UPS, PMT, CWH, Newtek Insurance Agency, LLC and each other Person who from time to time becomes a party to the Guarantee and Security Agreement either pursuant to the requirements of this Agreement or the other Loan Documents, or otherwise.

“Hazardous Materials”: (i) any “hazardous substance” or “hazardous waste” as defined in any Environmental Law, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons, (v) mold and (vii) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business and payable in accordance with customary practices), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, including, without limitation, the purchase or redemption of Disqualified Stock, prior to the date that is six months after the Maturity Date, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) (i) for the purposes of Section 7.1(f) only, all obligations of such Person in respect of Hedge Agreements with Persons other than Lender or any of its affiliates, and (ii) all obligations of such Person in respect of Hedge Agreements with Lender or any of its affiliates, and (k) all obligations of such Person in respect of ACH Transactions.

“Indemnified Liabilities”: as defined in Section 8.5.

“Indemnitee”: as defined in Section 8.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in the Guarantee and Security Agreement.

“Interest Payment Date”: (a) with respect to Revolving Loans, the last day of each month, and (b) with respect to the Term Loan, the last day of each calendar quarter and any other date of any repayment or prepayment made in respect thereof.

“Investments”: as defined in Section 6.8.

“Joint Venture”: any joint venture that is not a member of the Newtek Group.

“Lender”: as defined in the preamble hereto.

“Lien”: (a) any lien, mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing (unless such agreement is entered into in connection with the full refinancing of the Obligations under this Agreement and the obligation to give any of the foregoing takes effect substantially concurrently with or after the payment in full of the Obligations)), any conditional sale or other title retention agreement (and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan”: the Term Loan and each Revolving Loan.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Mortgages and each other agreement or document executed by a Loan Party and delivered to Lender in connection with or pursuant to any of the foregoing.

“Loan Party”: each of the Borrower and the Guarantors.

“Material Adverse Effect”: any change, occurrence, event, circumstance or development that has had, or could reasonably be expected to have, a material adverse effect upon (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of any Loan Party, or (b) any Loan Party’s ability to pay or perform the Obligations in accordance with the terms hereof or of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

“Material Environmental Amount”: an amount or amounts payable by any Loan Party and/or any of their respective Subsidiaries in the aggregate in excess of $50,000 for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Regulated Substances; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Material Intellectual Property”: as defined in the Guarantee and Security Agreement.

“Maturity Date”: June 25, 2018.

“Moody’s”: Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereof.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, Lender, in form and substance reasonably satisfactory to Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), including any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or Recovery Event (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Loss”: with respect to any Person, for any period, the net loss, if any, of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP.

“Newtek Group”: Borrower and each direct or indirect Subsidiary of Borrower; and a “member” of the Newtek Group means any such Person.

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Note”: the Term Note and the Revolving Credit Note.

“NSBF”: Newtek Small Business Finance, Inc., a New York corporation.

“NSBF Credit Facility”: the credit facilities provided to NSBF pursuant to Amended and Restated Loan and Security Agreement, dated as of July 16, 2013, by and between NSBF, as borrower, and Capital One, National Association as lender, as amended, restated, supplemented or otherwise modified from time to time, and any successor facility or facilities thereto.

“Obligations”: all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower and the other Loan Parties, or any of them, to Lender, whether under this Agreement, or any other existing or future instrument, document or agreement, between or among Borrower and the other Loan Parties, or any of them, or Lender, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to Lender) or otherwise (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower or any other Loan Party, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Loans and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any other Loan Party or any Subsidiary of any Loan Party pursuant to a Hedge Agreement or any ACH Transactions; the payment of all amounts advanced by Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all expenses incurred by Lender. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender in connection with any cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender to Borrower or any other Loan Party, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between or among Borrower or any other Loan Party, and Lender.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patent Security Agreement”: the Patent Security Agreement, dated as of June 26, 2014, by and between the Borrower and Lender.

“Patriot Act”: as defined in Section 3.22.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of all or substantially all of the assets or Capital Stock of any Person or any operating division thereof, or the merger of any such Person or operating division with or into Borrower or any Subsidiary of Borrower (and, (i) in the case of a merger with Borrower, with Borrower being the surviving Person, and (ii) in the case of a merger with any other Loan Party, with a Loan Party being the surviving Person).

“Permitted Capcos”: collectively, Wilshire DC Partners, LLC, Wilshire Alabama Partners, LLC, Wilshire Louisiana BIDCO, LLC, Wilshire Texas Partners I, LLC

“Permitted Investor”: (a) Mr. Barry Sloane and (b) his heirs, the legal representatives of any of the foregoing and the trustees of bona fide trusts of which any of the foregoing are the primary beneficiaries; provided, however, that any such person referred to in clause (b) (other than Mr. Barry Sloane’s spouse and lineal descendants, the legal representatives of any of the foregoing and the trustees of bona fide trusts of which any of the foregoing are the primary beneficiaries) shall cease to be a “Permitted Investor” upon the death of Mr. Barry Sloane if such person is not the holder (and is not entitled under the terms of distribution of Mr. Barry Sloane’s estate to become a holder) of shares that would result in a Change of Control under clause (a) of the definition of such term if such person were not a Permitted Investor.

“Permitted Joint Venture”: any Joint Venture (a) that is not a Loan Party, that does not own Capital Stock in any Loan Party and no direct or indirect Subsidiary or Joint Venture of which is a Loan Party, (b) all of the Capital Stock (but only to the extent of a Loan Party’s interest in such Capital Stock), of which is subject to the Liens granted to Lender, (c) with respect to which no Loan Party shall be under any Contractual Obligation to make Investments in such Joint Venture, Asset Sales to such Joint Venture or incur Guarantee Obligations in respect of such Joint Venture, in each case not permitted hereunder, (d) the business of which is of a type that is in compliance with Section 6.14 and (e) approved by Lender.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Security Agreement

“PMT”: PMTWorks Payroll, LLC, a New York limited liability company.

“PMT ACH Accounts”: demand deposit accounts maintained by PMT at Lender or another bank the sole purpose of which is the deposit of funds of payroll services customers of PMT in order to facilitate PMT’s ACH transfers relating to such payroll services.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock. When such term is used in Section 3.17, the term “Property” or “Properties” refers to any real property owned, leased or operated by the Newtek Group.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any lost, destroyed, damaged or condemned, as applicable, asset, equipment or other property of a Loan Party in an annual amount greater than $10,000 individually or $25,000 in the aggregate.

“Regulated Substances”: any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws, including, but not limited to petroleum, mold, or asbestos.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Compliance Event”: any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law to lease, occupy or maintain the Properties or otherwise own or operate the business of each member of the Newtek Group.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of Borrower, but in any event, with respect to financial matters, the chief financial officer of Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: each Domestic Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Revolving Availability Period”: means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment”: means the commitment of Lender to make Revolving Loans to Borrower hereunder in an amount up to the Revolving Commitment Amount.

“Revolving Commitment Amount”: means $10,000,000.

“Revolving Commitment Termination Date”: means the earliest of (i) the Maturity Date, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 7.1, and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure”: means the outstanding principal amount of Lender’s Revolving Loans at any time.

“Revolving Credit Note”: means that certain promissory note, dated of even date herewith, made by Borrower to the order of Lender evidencing the Revolving Loans up to the Revolving Commitment Amount, substantially in the form of Exhibit E-1.

“Revolving Loan”: means an advance made by Lender to Borrower pursuant to Section 2.1 under its Revolving Commitment.

“Sanctioned Country”: a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person”: any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SBA”: United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA 7(a) Loans”: any loans made by the Borrower or any of its Subsidiaries to small businesses and partially guaranteed by the SBA, all originated in accordance with the SBA Rules and Regulations and pursuant to the authorization contained in Section 7(a) of the SBA Act.

“SBA Act”: the Small Business Act of 1953, as the same may be amended from time to time

“SBA Rules and Regulations”: the SBA Act, as amended, any other legislation binding on the SBA relating to financial transactions, any “Loan Guaranty Agreement”, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and Official Notices issued by the SBA, as in effect from time to time.

“SBA Standard Operating Procedures and Official Notices”: Public Law 85-536, as amended; those Rules and Regulations, as defined in 13 CFR Part 120, “Business Loans” and 13 CFR Part 121, “Size Standards”; Standard Operating Procedures, (SOP) 50-10 for loan processing, 50-50 for loan servicing and 50-51 for loan liquidation as may be published and or amended from time to time by the SBA.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Securitization Guaranty”: the Guaranty Agreement, dated as of December 22, 2010, by and between Borrower and Newtek Small Business Loan Trust 2010-1 and acknowledged by U.S. Bank National Association, as amended, restated or otherwise modified from time to time with the consent of Lender; provided, that any termination of the Securitization Guaranty by the Borrower without the payment of material compensation therefor shall not require the consent of the Lender.

“Security”: any Capital Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Documents”: the collective reference to the Guarantee and Security Agreement, the Trademark Security Agreement, the Mortgages and all other security documents hereafter delivered to Lender granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Software”: any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets (including rights of contribution) of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets (including rights of contribution) of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Obligation”: means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Sterling”: Sterling National Bank.

“Sterling Facility”: the credit facilities provided to CDS pursuant to the Sterling Loan Agreement in an aggregate amount not to exceed $15,000,000.

“Sterling Loan Agreement”: the Loan and Security Agreement, dated as of February 28, 2011, by and between CDS, as borrower, the lenders party thereto and Sterling, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Sterling Loan Documents”: the “Loan Documents” as defined under the Sterling Loan Agreement.

“S&P”: Standard & Poor’s Rating Services, or any successor thereof.

“Subordinated Debt”: any Indebtedness of any Loan Party or any of their respective Subsidiaries, which by its terms is subordinated to the Obligations pursuant to Subordination Documents.

“Subordination Documents: a subordination agreement substantially in the form of Exhibit G, as the same may be amended, modified or supplemented by Lender from time to time, and such other subordination related documents and agreements as Lender may reasonably request.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to each direct or indirect Subsidiary or Subsidiaries of Borrower.

“Synthetic Lease”: as defined in Section 6.7.

“Term Loan”: means the term loan made by Lender to Borrower hereunder on the Closing Date in the original principal amount of $10,000,000.

“Term Note”: means that certain promissory note, dated of even date herewith, made by Borrower to the order of Lender evidencing the Term Loan, substantially in the form of Exhibit E-2.

“Trademark Security Agreement”: the Trademark Security Agreement, dated as of June 26, 2014, by and between the Borrower and Lender.

“Transferee”: as defined in Section 8.14.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unguaranteed Interest Sale Agreement”: the Unguaranteed Interest Sale and Assignment Agreement, dated as of December 29, 2011, by and between NSBF and Newtek ABS.

“Unrelated Extension of Credit”: any loan, advance or other extension of credit of any kind or nature whatsoever made by any Loan Party to a Person that is not a Loan Party (including, but not limited to, NSBF).

“Unrestricted Subsidiaries”: the Subsidiaries of Borrower set forth on Schedule 1.1.

“UPS”: Universal Processing Services of Wisconsin, LLC, a New York limited liability company.

“Wholly-Owned Subsidiary”: with respect to any Person, any Subsidiary of such Person, all of the Capital Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Wilshire Documents”: the Loan Agreement dated as of August 18, 2011 by and between PMT and Wilshire New York Partners V, LLC, and the Security Agreement dated as of August 18, 2011 by and between PMT and Wilshire New York Partners V, LLC.

“Wilshire Waiver”: the Amended and Restated Subordination and Consent Agreement, dated as of June 26, 2014, by and between Lender and Wilshire New York Partners V, LLC.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Newtek Group not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by Borrower with the agreement of Borrower’s accountants and results in a change in any of the calculations required under this Agreement that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Newtek Group shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 6 shall be given effect until such provisions are amended to reflect such changes in GAAP. Notwithstanding the foregoing, when determining the amounts of Capital Lease Obligations, such determination shall be made in accordance with GAAP; provided, however, that any liability with respect to leases that are in effect and characterized as operating leases under FASB ASC 840 as in effect as of the date of this Agreement but characterized as capital leases following changes to FASB ASC 840 after such date shall be classified as operating leases and shall not be included within the definition of Capital Lease Obligations.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) On the terms and subject to the conditions hereof, Lender agrees to make Revolving Loans to Borrower, from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not to exceed the Revolving Commitment. During the Revolving Availability Period, Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, however, that Borrower may not borrow or reborrow unless the conditions set forth in Section 4.2 are satisfied at the time of such borrowing. Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Commitment Termination Date.

(b) On the terms and subject to the conditions hereof, Lender agrees to make a term loan to Borrower on the Closing Date in an amount equal to the Term Loan Amount.

2.2 Procedure for Borrowing. (a) On the Closing Date, Lender shall make available to Borrower at an account designated by Borrower an amount in immediately available funds equal to the Term Loan Amount.

(b) Borrower may request funding of Revolving Loans by delivering to Lender a Borrowing Notice (which Borrowing Notice must be received by Lender prior to 10:00 A.M., New York City time, one (1) Business Day prior to requested funding date of such Revolving Loans) (i) requesting that Lender make Revolving Loans on such funding date and (ii) specifying the aggregate principal amount of the Revolving Loans requested to be made on such date; provided, however, that no Revolving Loans may be borrowed on or after the Revolving Commitment Termination Date. Following receipt of such Borrowing Notice, not later than 12:00 Noon, New York City time, on the applicable Revolving Loan funding date, Lender shall make available to Borrower at an account designated by Borrower in such Borrowing Notice an amount in immediately available funds equal to the Revolving Loans to be made by Lender.

2.3 [Reserved]

2.4 Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay to Lender the principal amount of each Loan on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1). Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rate per annum, and on the dates, set forth in Section 2.10.

(b) Lender shall maintain on its books and records in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to Lender resulting from each Loan of Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement. The accounts of Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law and except for manifest error, be conclusive evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made by Lender in accordance with the terms of this Agreement.

2.5 Fees. (a) On the Closing Date, Borrower shall to pay to Lender a fully-earned and non-refundable facility fee of $200,000.00.

(b) Borrower unconditionally shall pay to Lender an unused line fee, which shall accrue at the rate of 0.375% per annum on the average daily amount of the unused Revolving Commitment during the Revolving Availability Period. For purposes of computing the unused line fee, the Revolving Commitment shall be deemed used to the extent of the Revolving Credit Exposure. Accrued commitment fees shall be calculated and paid quarterly in arrears on the last day of each March, June, September and December, commencing on the last day of the first such month after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Revolving Loans are repaid in their entirety); provided, that any such commitment fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(c) Borrower unconditionally shall pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations, or the Obligations automatically shall become due and payable. Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.6 Optional Prepayments. (a) Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to Lender by 12:00 p.m. (New York City time) at least two (2) Business Days prior thereto, which notice shall specify the date and amount of such prepayment. If any such notice is given (except in connection with a proposed refinancing), the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. Optional prepayments of Loans shall be applied as set forth in Section 2.13(d). Optional prepayments of the Term Loan shall be applied to the installments of principal in respect of the Term Loan in the inverse order of maturity.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) from Borrower to Lender (which notice shall be irrevocable), Borrower may permanently reduce or terminate the Revolving Commitment Amount, without premium or penalty; provided, however, that no such reduction or termination shall be permitted which would reduce the Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposure.

2.7 Mandatory Prepayments. (a) If any Indebtedness (other than Indebtedness permitted under Section 6.2) shall be incurred by Borrower, then on the date of such incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence and applied to the Obligations as set forth in Section 2.13(d). The provisions of this Section do not constitute a consent to the incurrence of any such Indebtedness.

(b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale, Recovery Event, or the sale (to any Person other than a Loan Party) of any Capital Stock or any other equity securities, debt securities, or instruments or the incurrence of loans not permitted by this Agreement, then, within 5 Business Days of receipt of such Net Cash Proceeds, the Obligations shall be prepaid by an amount equal to the amount of such Net Cash Proceeds and applied to the Obligations as set forth in Section 2.13(d). The provisions of this Section do not constitute Lender’s consent to the consummation of any Disposition not permitted by Section 6.5.

2.8 [Reserved]

2.9 [Reserved]

2.10 Interest Rates and Payment Dates. (a) Each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time, plus the Applicable Margin.

(b) If all or a portion of (i) the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to paragraph (a) of this Section 2.10 plus 4% and (ii) any interest payable on any Loan, fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Loans plus 4%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(c) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d) Notwithstanding anything to the contrary set forth in this Section 2.10, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner provided in this Section, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the provisions of this Section 2.10(d), a court of competent jurisdiction shall finally determine that Lender have received interest hereunder in excess of the Maximum Lawful Rate, Lender shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.11 Computation of Interest and Fees. Interest, fees and other amounts payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.12 [Reserved]

2.13 Payments. (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date. Prior to the Revolving Commitment Termination Date, interest on the outstanding principal amount of Revolving Loans shall be payable quarterly in arrears on each applicable Interest Payment Date.

(b) The outstanding principal amount of the Term Loan shall be due and payable in equal quarterly installments of $416,666.66 (together with accrued and unpaid interest thereon) on each

March 31, June 30, September 30 and December 31 commencing on the last day of the first such month after the Closing Date, with a final payment of all outstanding principal and accrued and unpaid interest on the Term Loan due and payable on the Maturity Date.

(c) All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 p.m., New York City time, on the due date thereof to the relevant Lender at an account designated by Lender hereunder, in Dollars and in immediately available funds. Any payment made by Borrower after 12:00 p.m., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) (A) after the occurrence and during the continuance of an Event of Default specified in Section 7.1(a), Section 7.1(b) or Section 7.1(l), (B) after the occurrence and during the continuance of an Event of Default specified in Section 7.1(j) with respect to a material portion of the Collateral, (C) after the occurrence and during the continuance of any other Event of Default not specified in subclause (A) or (B) above and the acceleration of the Obligations pursuant to Section 7.1, or (D) in connection with any prepayments made pursuant to Section 2.6 or 2.7, all payments in respect of the Obligations and all proceeds of the Collateral shall be applied against the Obligations in the following order:

(i)	first, to pay incurred and unpaid fees, expenses and indemnities of Lender under the Loan Documents;

(ii)	second, to pay interest then due and payable in respect of the Loans;

(iii)	third, to pay installments of principal in respect of the Term Loan in the inverse order of their maturity;

(iv)	fourth, to pay principal in respect of outstanding Revolving Loans; and

(v)	fifth, to pay all other Obligations.

(e) The order of priority set forth in clauses (i) through (v) of Section 2.13(d) may at any time and from time to time be changed by the Lender without necessity of notice to or consent of or approval by Borrower, or any other Person.

2.14 Requirements of Law. (a) If Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy as in effect as of the date of this Agreement) by an amount deemed by Lender to be material, then from time to time, after submission by Lender to Borrower of a written request therefor, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such corporation for such reduction; provided, that Borrower shall not be required to compensate Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that Lender notifies Borrower of Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b) A certificate as to any additional amounts payable pursuant to this Section submitted by Lender to Borrower shall be conclusive in the absence of manifest error. The obligations of Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of Lender’s right to demand such compensation; provided, that Borrower shall not be under any obligation to compensate Lender under clause (a) of this Section 2.14 for increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in any Requirement of Law within such 180-day period. The protection of this Section 2.14 shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the change in any Requirement of Law that shall have occurred or been imposed. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, are in each case deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.14) and any taxes imposed thereby (other than taxes described in Section 2.15) shall be deemed to be the adoption of or a change in a Requirement of Law regarding capital adequacy.

2.15 Taxes. (a) All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that Borrower shall not be required to increase any such amounts payable to Lender with respect to any Non-Excluded Taxes (i) that are attributable to Lender’s failure to deliver the forms required by paragraph (d) of this Section, unless such failure is solely a result of a change in any Requirement of Law occurring after the date hereof or (ii) that are United States withholding taxes (including FATCA) imposed on amounts payable to Lender at the time Lender becomes a party to this Agreement, except to the extent that Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) (i) Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(ii) Unless otherwise excluded under the proviso in Section 2.15(a), Borrower agrees to indemnify Lender for, and hold Lender harmless against, (1) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) paid by Lender and (2) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnification payment under this Section 2.15(c) shall be made within thirty (30) days after the date Lender makes a written demand therefor.

(d) If requested by Borrower, Lender (and each Transferee) shall deliver to Borrower (or, in the case of a Participant, to Lender) two copies of U.S. Internal Revenue Service Form W-9, certifying that Lender is exempt from U.S. federal backup withholding tax. Such forms shall be delivered on or before the date Lender becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, if requested by Borrower, Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by Lender. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(e) If Lender reasonably determines that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus, any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Lender to claim any tax refund or make available its tax returns (or any other information relating to its taxes which it deems confidential) or disclose any information relating to its tax affairs or any computations in respect thereof or require Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Lender, as of the date hereof and as of the date of any extension of credit hereunder, that:

3.1 Financial Condition. Any financial statements previously delivered pursuant to Lender (a) present fairly in all material respects the financial condition and results of operations and cash flows of the applicable Persons as of such dates and for such periods and (b) disclose all material liabilities, direct or contingent, of the applicable Persons as of the dates thereof in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except for the absence of footnotes and year-end adjustments for any financial statements other than those prepared for a fiscal year end. Borrower and its Subsidiaries do not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2013 to and including the date hereof there has been no Disposition by the Newtek Group of any material part of its business or Property.

3.2 No Change. Since December 31, 2013 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each Loan Party (a) is duly formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, (b) has the limited liability company or corporate, as applicable, power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company or corporation, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent such failure to qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all material Requirements of Law.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the limited liability company or corporate, as applicable, power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to borrow hereunder. Each Loan Party has taken all necessary limited liability company or corporate, as applicable, action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, in the case of Borrower, the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any member of the Newtek Group and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect.

3.6 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any member of the Newtek Group, threatened by or against any member of the Newtek Group or against any of their respective properties or revenues, where the matter in controversy exceeds $50,000, other than as set forth in Schedule 3.6.

3.7 No Default. No member of the Newtek Group is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each of Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3. Set forth on Schedule 3.8 is a list of the real properties owned by any Loan Party as of the date hereof, as to which Lender shall be granted a Lien pursuant to one or more Mortgages. No lien or other encumbrance authorized or allowed by Environmental Laws exists against the Properties.

3.9 Intellectual Property. Each member of the Newtek Group owns, or licenses pursuant to a valid and enforceable written agreement, all Intellectual Property and Software necessary and sufficient for the conduct of its businesses as currently conducted and proposed to be conducted. Except as set forth on Schedule 3.9, as of the date hereof, no Person has contested any right, title or interest of any Loan Party in or relating to any Material Intellectual Property or challenged the ownership, use, validity or enforceability of any Material Intellectual Property of any Loan Party, nor does any Loan Party know of any valid basis for any such claim. Except as set forth on Schedule 3.9, as of the date hereof, there are no pending (or, to the knowledge of any Borrower, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge relating to any Material Intellectual Property. Except as set forth on Schedule 3.9, as of the date hereof, no judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority, and no settlement agreement or similar contract has been entered into by any member of the Newtek Group with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge wherein such settlement agreement or similar contract would materially impact the operation and conduct of the business of any member of the Newtek Group in a negative manner or otherwise result in a Material Adverse Effect, and no member of the Newtek Group has any reason to know of any valid basis for any claim for or based on any such infringement, misappropriation, dilution, violation, impairment, contest or challenge. The operation and conduct of the businesses of any member of the Newtek Group (including, without limitation, the use or practice of any Intellectual Property and Software therein) does not misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person. As of the date hereof, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual

Property of any Loan Party which would materially impact the operation and conduct of the business of any Loan Party in a negative manner or otherwise result in a Material Adverse Effect except as set forth on Schedule 3.9.

3.10 Taxes. Each member of the Newtek Group has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the members of the Newtek Group) and no tax Lien has been filed, and, to the knowledge of any member of the Newtek Group, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Loan Party in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the regulations of the Board, including Regulation T, U or X.

3.12 Labor Matters. There are no strikes or other labor disputes against any member of the Newtek Group pending or, to the knowledge of any Loan Party, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any member of the Newtek Group have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any member of the Newtek Group on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such member of the Newtek Group.

3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, except as set forth on Schedule 3.13, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly

Controlled Entity would become subject to any material liability under ERISA if Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of Borrower at the date hereof. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of formation of each such Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) Except as listed on Schedule 3.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted shares awards granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any of its Subsidiaries.

3.16 Use of Proceeds. The proceeds of the Loans shall be used to refinance amounts outstanding under the Existing CWH Facility, the Existing NBSI Credit Facility and for working capital and other general corporate purposes of the Borrower.

3.17 Environmental Matters. Except as set forth on Schedule 3.17:

(a) No member of the Newtek Group has received any Environmental Complaint, whether directed or issued to any member of the Newtek Group or pertaining to any operation or occupancy of the Properties, their business or any formerly owned, operated or leased property, and none have any reason to believe that they might receive an Environmental Complaint.

(b) To the knowledge of the members of the Newtek Group, the members of the Newtek Group and their Properties are and have been in compliance with all applicable Environmental Laws.

(c) To the knowledge of the members of the Newtek Group, there are no Regulated Substances present at, on, in, under or emanating from, or emanating to, the Properties or any portion thereof or any formerly owned, operated or leased property, which has resulted or could result in Contamination or otherwise give rise to an Environmental Complaint.

(d) The members of the Newtek Group have all Required Environmental Permits to lease, occupy, or maintain the Properties, and otherwise conduct their business and operations. To the knowledge of the members of the Newtek Group, all such Required Environmental Permits are in full force and effect and each member of the Newtek Group is in and has been in compliance with such Required Environmental Permits.

(e) To the knowledge of the members of the Newtek Group, no structures, improvements, equipment, fixtures, aboveground or underground storage tanks located on the Properties contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits.

(f) To the knowledge of the members of the Newtek Group, no facility or site to which they, either directly or indirectly by a third party, have sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or is identified or proposed to be identified pursuant to Environmental Laws on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by a Governmental Authority.

(g) No member of the Newtek Group has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Regulated Substances.

(h) No member of the Newtek Group has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(i) No member of the Newtek Group has to its knowledge assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Regulated Substances.

3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. None of the Loan Parties has any reason to believe that it will not be able to (a) maintain (or obtain when and as required) the insurance coverage required to be maintained under the Loan Documents or (b) renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.19 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to Lender or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.20 Security Documents. The Guarantee and Security Agreement is effective to create in favor of Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Security Agreement, when any stock certificates representing such Pledged Stock are delivered to Lender, and in the case of the other Collateral described in the Guarantee and Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Security Agreement (which financing statements have been duly completed and delivered to and authorized to be filed by Lender) and such other filings as are specified on Schedule 3 to the Guarantee and Security Agreement have been completed (all of which filings have been duly completed), the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Security Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

3.21 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

3.22 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.23 Intentionally Omitted.

3.24 Certified Capital Companies. The Capcos listed on Schedule 3.24 constitute all the Capcos of Borrower. Schedule 3.24 sets forth (a) the certified status of each Capco with respect to applicable state laws and regulations and (b) the percentage of funds of each Capco that have been invested in accordance with applicable state laws and regulations.

3.25 Anti-Terrorism Laws. No Covered Entity is a Sanctioned Person, and no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Extension of Credit. The agreement of Lender to make the Term Loan and any initial Revolving Loan requested to be made by it hereunder on the Closing Date are subject to the satisfaction, prior to or concurrently with the making of such extensions of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Borrower, (ii) the Guarantee and Security Agreement, executed and delivered by a duly authorized officer of each Loan Party, (iii) each of the Notes, executed and delivered by a duly authorized officer of Borrower, (iv) the Trademark Security Agreement, executed and delivered by a duly authorized officer of Borrower, (v) the Patent Security Agreement, executed and delivery by a duly authorized officer of Borrower, and (v) each additional document listed on Lender’s closing checklist previously delivered to the Loan Parties.

(b) Waiver to Existing Credit Facility. Lender shall have received the Wilshire Waiver, executed and delivered by a duly authorized officer of each of PMTWorks Payroll LLC and Wilshire New York Partners V, LLC.

(c) Payoff of Existing NBSI Credit Facility. Copies of duly executed payoff letters, in form and substance satisfactory to Lender, with respect to the Existing NBSI Credit Facility, together with (a) UCC 3 or other appropriate termination statements, in form and substance satisfactory to Lender, releasing all liens securing obligations under the Existing NBSI Credit Facility upon any of the personal property of the Loan Parties or their Subsidiaries, and (b) any other releases, terminations or other documents reasonably required by the Lender to evidence the payoff of Indebtedness owed by Borrower pursuant to the Existing NBSI Credit Facility and the termination of the Subordination and Intercreditor Agreement dated April 25, 2012, as amended, among Lender, NSBF, the Loan Parties, and the other parties to the Existing NBSI Credit Facility.

(d) Payoff of Existing CWH Facility. The payoff of all Indebtedness owned by CWH and the other obligors under the Existing CWH Facility.

(e) Approvals. All governmental and third party approvals (including regulatory approvals, landlords’ and other consents) necessary in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(f) Related Agreements. Lender shall have received (in a form reasonably satisfactory to Lender), true and correct copies, certified as to authenticity by the Loan Parties, of such documents or instruments as may be reasonably requested by Lender, including, without limitation, a copy of any debt instrument, Guarantee and Security Agreement or other contract to which any Loan Party may be a party.

(g) Fees. Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to Lender), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to Lender on or before the Closing Date.

(h) Lien Searches. Lender shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 6.3.

(i) Closing Certificate. Lender shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(j) Legal Opinions. Lender shall have received the following executed legal opinions: (i) the legal opinion of Platte, Klarsfeld, Levine & Lachtman, LLP, New York counsel of the Loan Parties, substantially in the form of Exhibit D-1, and (ii) the legal opinion of O’Reilly & Mark, P.C., District of Columbia counsel of the Loan Parties, substantially in the form of Exhibit D-2.

(k) Pledged Stock; Stock Powers; Pledged Notes. Lender shall have received (i) all certificates, instruments and other documents representing all Pledged Stock pledged pursuant to the Guarantee and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank by the pledgor thereof, and (ii) each promissory note pledged pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Lender) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statements) required by the Security Documents or under law or requested by Lender to be filed, registered or recorded in order to create in favor of Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to Lender be in proper form for filing, registration or recordation.

(m) Insurance. Lender shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Security Agreement.

(n) Full Disclosure. Lender not becoming aware prior to the Closing Date of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Closing Date Projections) affecting any member of the Newtek Group or the transactions contemplated hereby that in their judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the Closing Date.

(o) Material Adverse Effect. Since December 31, 2013 there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(p) Due Diligence. Lender shall have completed its business, legal and collateral due diligence, including a quality of earnings analysis, with respect to each Loan Party and the results thereof shall be acceptable to Lender. Lender shall have received completed reference checks with respect to senior management and board members of each Loan Party and the results thereof shall be acceptable to Lender.

(q) Landlord Waivers. The Loan Parties shall obtain collateral access agreements or landlord waivers from the landlord or lessor of each of their respective leased real property including, without limitation, the following locations: (a) 212 W. 35th Street, New York, NY 10123, (b) 60 Hempstead Avenue, West Hempstead, NY 11552, (c) 1125 W. Pinnacle Peak, Phoenix, AZ 85027, (d) 737 West Washington Street, Suite 2275, West Allis, WI 53214, (e) 8521 E. Princess Drive, Phoenix, AZ 85255 and (f) 301 Mexico Street, Suites H3-A and H4-A, Brownsville, TX 78520.

(r) Patriot Act. Lender shall have received all documentation and other information requested by Lender and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

4.2 Conditions to Each Extension of Credit. The agreement of Lender to make the Term Loan, any Revolving Loan or other extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of the date of such Revolving Loan or other extension of credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Pro Forma Compliance. Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.1.

Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligations are owing to Lender hereunder, Borrower shall, and shall cause each of its Subsidiaries, to:

5.1 Financial Statements. Maintain a system of accounting established and administered with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Lender hereunder, and furnish to Lender:

(a) as soon as available, but in any event within 90 days (105 days in the event that Borrower shall be entitled to the extension of time, under Rule 12b-25 under the Securities Exchange Act of 1934, as amended, to file its Annual Report on Form 10-K) after the end of each fiscal year of Borrower (commencing with the fiscal year ending December 31, 2014), a copy of the audited consolidated and consolidating balance sheets of Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating cash flows statements and statements (including statements, other than with respect to the balance sheets and cash flows statements, on a business segment basis) of income and retained earnings for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by McGladrey LLP or such other independent certified public accountants of nationally recognized standing (unless otherwise approved by Lender in its discretion exercised reasonably);

(b) as soon as available, but in any event not later than 45 days (50 days in the event that Borrower shall be entitled to the extension of time, under Rule 12b-25 under the Securities Exchange Act of 1934, as amended to file its Quarterly Report on Form 10-Q) after the end of each of the four quarterly periods of each fiscal year (other than the last fiscal quarter in any fiscal year) of Borrower (commencing with the first fiscal quarter ending after the Closing Date), (i) the unaudited consolidated and consolidating balance sheets of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, (ii) the unaudited consolidated and consolidating statements of income and cash flows of Borrower and its consolidated Subsidiaries for such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis, and (iii) the consolidated and consolidating income statements of Borrower and its consolidated Subsidiaries by business segment as currently reported by Borrower, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower (commencing with the fiscal year ending December 31, 2014), a copy of the audited combined and combining (as to each Loan Party, on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate otherwise permitted or required under GAAP, but otherwise in accordance with GAAP), balance sheets of Borrower and the other Loan Parties as at the end of such year and the related audited combined and combining (as to each Loan Party, on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate, but otherwise in accordance with GAAP) cash flows statements and statements of income and retained earnings for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, with such combined financial statements reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by McGladrey LLP or such other independent certified public accountants of nationally recognized standing (unless otherwise approved by Lender in its discretion exercised reasonably); and

(d) as soon as available, but in any event not later than 45 days after the end of each of the four quarterly periods of each fiscal year (other than the last fiscal quarter in any fiscal year) of Borrower (commencing with the first fiscal quarter ending after the Closing Date), (i) the unaudited combined and combining (as to each Loan Party, on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate, but otherwise in accordance with GAAP) balance sheets of Borrower and the other Loan Parties as at the end of such quarter and the related unaudited combined and combining (as to each Loan Party, on a stand-alone basis and without regard to the combination or consolidation of any Subsidiary or Affiliate, but otherwise in accordance with GAAP) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, and (ii) the unaudited combined and combining statements of income and cash flows of Borrower and the other Loan Parties for such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis (subject to normal year-end audit adjustments);

(e) as soon as available, but in any event within 90 days after the end of each fiscal year of NSBF (commencing with the fiscal year ended December 31, 2014), a copy of the audited consolidated and consolidating balance sheets of NSBF and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating cash flows statements and statements of income and retained earnings for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by McGladrey LLP or such other independent certified public accountants of nationally recognized standing (unless otherwise approved by Lender in its discretion exercised reasonably);

(f) as soon as available, but in any event within 45 days after the end of after the end of each of the four quarterly periods of each fiscal year of NSBF (commencing with the first fiscal quarter ending after the Closing Date), (i) the unaudited consolidated and consolidating balance sheets of NSBF and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, (ii) the unaudited consolidated and consolidating statements of income and cash flows of NSBF and its consolidated Subsidiaries for such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis, and (iii) the consolidated and consolidating income statements of NSBF and its consolidated Subsidiaries, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(g) as soon as available, but in any event not later than (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of Borrower and (ii) 90 days after the end of the last fiscal quarter of each fiscal year of Borrower (in the case of each of clauses (i) and (ii), commencing with the fiscal quarter ended March 31, 2014), the unrestricted cash balance at the end of such quarter (including a breakout of cash at each of the Capcos and its qualified businesses);

(h) as soon as available, but in any event not later than 90 days after the end of each fiscal year of Borrower, the actual results of operations of Borrower for such fiscal year, compared to the Projections for such fiscal year;

all such financial statements to be in a form acceptable to Lender and complete and correct in all material respects and to be prepared in reasonable detail (including such detail as may be necessary to independently calculate all financial covenants in Section 6.1) and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. Furnish to Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b) (commencing with the financial statements to be delivered pursuant to Section 5.1(b) for the fiscal quarter ending September 30, 2014), a Compliance Certificate (x) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) containing all information and calculations necessary for determining compliance by the members of the Newtek Group with the provisions of this Agreement referred to therein as of the last day of the fiscal month, fiscal quarter or fiscal year of Borrower, as the case may be;

(b) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Borrower, a projected pro forma income statement for four (4) quarters of the then current fiscal year, on a consolidated and business segment basis for the Newtek Group, and copies of all budgets and financial projections provided to the board of directors of Borrower, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c) within 5 Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or other letters or reports received by such Loan Party from its independent registered public accountants, including the comment letter submitted by such accountants to management in connection with any audit;

(d) copies of any reports filed with any federal, state or local Governmental Authority as Lender may from time to time request;

(e) within 5 Business Days after the same are sent, copies of all financial statements and reports that Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Borrower may make to, or file with, the SEC;

(f) within 5 Business Days after the end of each fiscal year of Borrower, commencing on the first of such dates to occur after the date hereof, an updated Schedule 3.24 supplementing the information set forth therein since the date of the most recent Schedule 3.24 delivered pursuant to this clause (f) (or, in the case of the first such updated Schedule 3.24 so delivered, since the Closing Date);

(g) as soon as available, copies of the quarterly report distributed to management;

(h) intentionally omitted;

(i) promptly, such additional financial and other information as Lender may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all (a) taxes, assessments, fees and other governmental charges upon any Loan Party, or upon any of their respective Property, income or franchises, and (b) other material obligations of whatever nature, except, in each case where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the appropriate member of the Newtek Group.

5.4 Conduct of Business and Maintenance of Existence, etc. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance as required pursuant to the Guarantee and Security Agreement.

5.6 Inspection of Property; Books and Records. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit Lender in its sole discretion to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of any member of the Newtek Group with officers and employees of such member of the Newtek Group and with its independent certified public accountants (an “Inspection”); provided, that unless a Default or Event of Default shall be continuing, there shall be no more than two Inspections at Borrower’s expense during any calendar year.

5.7 Notices. Promptly give notice to Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any member of the Newtek Group, (ii) litigation, investigation or proceeding which may exist at any time between any member of the Newtek Group and any Governmental Authority, (iii) development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the members of the Newtek Group, in the aggregate, of a Material Environmental Amount; and (iv) notice that any Governmental Authority may deny any application for an Required Environmental Permit sought by, or revoke or refuse to renew any Required Environmental Permit held by, any member of the Newtek Group;

(c) any litigation or proceeding brought against any member of the Newtek Group in which the amount involved, individually or in the aggregate, is $50,000 or more or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 10 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) upon any officer of any Loan Party obtaining knowledge of any Environmental Complaint respect to, or if any officer of any Loan Party becomes aware of (i) the existence or alleged existence of a violation of any applicable Environmental Law as to any member of the Newtek Group, (ii) any release by member of the Newtek Group of any Hazardous Materials into the environment, (iii) the commencement of any cleanup of any Hazardous Materials, (iv) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any Required Environmental Permit of any member of the Newtek Group, or (v) any Property of any member of the Newtek Group that is or will be subject to a Lien imposed pursuant to any Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(f) receipt of any official correspondence received from any Governmental Authority in connection with any Capco (to the extent disclosure of such correspondence is not prohibited by any applicable regulatory body); and

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8 Compliance with Laws. Comply with all Anti-Terrorism Laws, and comply with all other applicable Requirements of Law except to the extent that failure to so comply with such other applicable Requirements of Law (other than Environmental Laws, which is addressed in Section 5.9), could not reasonably be expected to have a Material Adverse Effect or result in any Lien upon any of the assets of any such Person.

5.9 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of any member of the Newtek Group under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws applicable to the Properties of any member of the Newtek Group.

5.10 Bank Accounts. Each Loan Party will maintain all of its primary deposit accounts with Lender. No Loan Party will directly or indirectly, establish any new bank account (other than PMT with regard to PMT ACH Accounts) without prior written notice to Lender and unless Lender, such Loan Party and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Lender in such bank account, agrees to comply with instructions originated by Lender directing disposition of the funds in such bank account without further consent from such Loan Party, and agrees to subordinate and limit any security interest such bank may have in such bank account on terms satisfactory to Lender.

5.11 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Loan Party (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 6.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary or Unrestricted Subsidiary) as to which Lender does not have a perfected Lien, promptly, (i) execute and deliver to Lender such amendments to the Guarantee and Security Agreement or such other documents as Lender reasonably deems necessary or advisable to Guarantee the Obligations and grant to Lender a security interest in such Property and (ii) take all actions necessary or advisable to grant to Lender a perfected security interest (subject to Liens expressly permitted by Section 6.3) in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by Lender.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $250,000 acquired after the Closing Date by any Loan Party (other than any such real property owned by an Excluded Foreign Subsidiary or Unrestricted Subsidiary or subject to a Lien expressly permitted by Section 6.3(g)), promptly, (i) execute and deliver a Mortgage in favor of Lender covering such real property, (ii) if requested by Lender, provide Lender with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by Lender) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by Lender in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Lender, (iii) if requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender and (iv) such other certificates, documents, instruments and agreements as Lender shall reasonably request.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or Unrestricted

Subsidiary) by any Loan Party, promptly, (i) execute and deliver to Lender such amendments to the Guarantee and Security Agreement as Lender reasonably deems necessary or advisable to grant to Lender a perfected security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party (other than an Unrestricted Subsidiary), (ii) deliver to Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Security Agreement and (B) to take such actions necessary or advisable to grant to Lender a perfected security interest (subject to Liens expressly permitted by Section 6.3) in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by Lender, (iv) if requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender, and (v) and (iv) such other certificates, documents, instruments and agreements as Lender shall reasonably request.

5.12 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lender may be required to obtain from any member of the Newtek Group for such governmental consent, approval, recording, qualification or authorization.

5.13 Use of Proceeds. Borrower will use the proceeds of all Loans to refinance amounts outstanding under the Existing CWH Facility, the Existing NBSI Credit Facility and for working capital and other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board, including Regulations T, U or X.

5.14 NSBF Overhead Payments. Upon the occurrence and during the continuance of an Event of Default, Borrower will (a) cease, and will cause each of its Subsidiaries (other than NSBF) and the other Loan Parties, to cease, making any and all payments of corporate and other overhead expenses of NSBF, (b) cause NSBF to pay directly, immediately as and when such corporate and overhead expenses are due and payable, 100% of NSBF’s corporate and other overhead expenses; provided, that in the event that for any fiscal quarter, the amount of corporate and other overhead expenses so paid by NSBF shall be less than the greater of (x) 15% of Borrower’s and its Subsidiaries’ aggregate corporate and overhead expenses during such fiscal quarter or (y) $400,000, then Borrower will cause NSBF to pay to Borrower, within 45 days after the last day of such fiscal quarter, an amount equal to such shortfall.

5.15 Minimum Cash Interest Payments. Borrower will cause, and will cause each of the other Loan Parties to cause, (a) each Unrelated Extension of Credit to, by its terms, require quarterly cash interest to be paid on the outstanding principal amount thereof at a per annum rate of interest (calculated on the basis of a 365-day or a 360-day year, in each case for the actual number of days elapsed) at least equal to 15%, and (b) the obligor on each Unrelated Extension of Credit to pay quarterly payments of cash interest on the outstanding principal amount thereof at per annum rate of interest

(calculated on the basis of a 365-day or a 360-day year, in each case for the actual number of days elapsed) at least equal to 15%; provided, that Borrower may make loans to the Capcos in an aggregate principal amount not to exceed $125,000 during each fiscal year of Borrower without compliance with the requirements of this Section 5.15.

5.16 Post Closing Items. No later than July 31, 2014:

(a) the Loan Parties shall furnish to the Lender such information as to any account receivable or other amount that arises out of a contract or contracts with any Governmental Authority, including without limitation, the United States of America or any State, or any department, agency, or instrumentality thereof and, at the request of the Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to the Lender under the Assignment of Claims Act (31 USC §3727) or other applicable law.

(b) the Borrower shall release all Liens granted by PMT to the Borrower, and the Borrower and PMT shall terminate the Security Agreement, effective October 1, 2013 by and between PMT and Borrower, all in form and substance reasonably satisfactory to the Lender.

(c) to the extent that any of the Pledged Stock or Pledged Notes (as defined in the Guarantee and Security Agreement) listed on Schedule 2 to the Guarantee and Security Agreement shall not be in the possession of the Lender, at the request of the Lender, the Loan Parties shall deliver such new or replacement notes, certificates and other agreements, allonges, stock powers, and instruments, and take such steps, reasonably required by Lender so that the Lender shall have perfected its Liens therein by possession (within the meaning of the UCC) of such Pledged Stock and Pledged Notes.

(d) the Loan Parties shall cause its insurance companies to remove the following entities as having any interest, as an additional insured, loss payee, or otherwise, in any of the insurance policies of the Loan Parties: ABC Funding LLC, Goldman Sachs Specialty Lending Group L.P., and Lakeland Bank.

(e) the Loan Parties shall obtain collateral access agreements or landlord waivers, in form and substance reasonably satisfactory to the Lender, from the landlord or lessor of each of their respective leased real property including, without limitation, the following locations: (a) 60 Hempstead Avenue, West Hempstead, NY 11552, and (b) 6737 West Washington Street, Suite 2275, West Allis, WI 53214.

SECTION 6. FINANCIAL AND NEGATIVE COVENANTS

I. FINANCIAL COVENANTS

6.1 Financial Covenants. (a) Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to Lender hereunder:

(i)	Fixed Charge Coverage Ratio. Borrower shall maintain (A) a Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of at least 1.50 to 1.00 and (B) a Fixed Charge Coverage Ratio-Unrelated Extensions of Credit as of the last day of each fiscal quarter of at least 1.10 to 1.00.

(ii)	Minimum EBITDA.

(A) Borrower shall have, on the last day of each fiscal quarter, Consolidated EBITDA for the four fiscal quarters ending on such day of not less $10,500,000;

(B) CWH shall have, on the last day of each fiscal quarter, EBITDA for the four fiscal quarters ending on such day of not less $4,000,000;

(C) UPS shall have, on the last day of each fiscal quarter, EBITDA for the four fiscal quarters ending on such day of not less $6,800,000; and

(D) NSBF shall have, on the last day of each fiscal quarter, Consolidated EBITDA for the four fiscal quarters ending on such day of not less $8,000,000.

(iii)	Funded Debt to EBITDA Ratio. Borrower shall not permit its Funded Debt to EBITDA Ratio at any time to exceed 2.00 to 1.00.

(iv)	Unrestricted Cash Balances. The Borrower and its consolidated Subsidiaries shall at all times (a) maintain at least $4,000,000 in unrestricted cash balances and Cash Equivalents and (b) have at least $4,000,000 in unrestricted cash balances and Cash Equivalents on the consolidated balance sheet of Borrower and its consolidated Subsidiaries.

II. NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligations are owing to Lender hereunder, Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness owed to another Person, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) [Reserved];

(c) Indebtedness including, without limitation, Capital Lease Obligations, in an aggregate principal amount not to exceed $100,000 at any one time outstanding secured by Liens permitted by Section 6.3(g);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantees by a Loan Party of Indebtedness of another Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.2;

(f) Indebtedness of a Loan Party to another Loan Party; provided that, both immediately before and immediately after the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and such Indebtedness is at all times fully subordinated to the Obligations pursuant to Subordination Documents.

(g) Indebtedness consisting of intercompany loans by Borrower to NSBF; provided, that, both immediately before and immediately after the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and such Indebtedness is at all times fully subordinated to the Obligations pursuant to Subordination Documents;

(h) Indebtedness consisting of the guarantee by Borrower, pursuant to that certain Guaranty of Borrower dated February 28, 2011, of the Indebtedness of CDS in favor of Sterling National Bank pursuant to the Sterling Loan Documents in an aggregate amount not to exceed $15,000,000;

(i) Guarantees provided by Borrower pursuant to the Securitization Guaranty in an aggregate amount not to exceed $1,600,000;

(j) Indebtedness consisting of the guarantee by the Loan Parties of the Indebtedness of NSBF pursuant to the NSBF Credit Facility;

(k) Indebtedness in connection with the Black Box Lease Transaction in an amount not to exceed $512,472.70;

(l) Indebtedness consisting of an intercompany loan in an aggregate amount of $500,000 owed by PMT to Wilshire New York Partners V, LLC pursuant to the Wilshire Documents, which is subordinated to the Obligations pursuant to Subordination Documents;

(m) Indebtedness attributable to the sale of SBA 7(a) Loans in connection with securitization transactions consistent with past practices, to the extent such transactions must be accounted for as such pursuant to GAAP notwithstanding the true sale of such assets; and

(n) Indebtedness consisting of an intercompany loan made by Borrower to PMT in an aggregate principal amount of $435,000 which is subordinated to the Obligations pursuant to Subordination Documents.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not yet due or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided, that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of Borrower or any Restricted Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created within 60 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 80%, or more than 100% of the purchase price of such fixed or capital asset;

(h) Liens in favor of Lender granted pursuant to any Loan Document;

(i) any interest or title of a lessor under any lease (including, without limitation, operating leases and UCC financing statements filed by lessors to evidence such operating leases) entered into by Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens securing Indebtedness permitted by Section 6.2 (j), (l) and (n), subject in the case of 6.2(m) to the provisions of Section 5.16(b);

(k) [Reserved]; and

(l) rights of licencees under licenses granted by Borrower or any Restricted Subsidiary in the ordinary course of business.

6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any member of the Newtek Group may merge into or consolidate with any other member of the Newtek Group; provided, however, that, in the case of any such merger or consolidation involving (i) Borrower, the surviving Person of, or the Person formed by such merger or consolidation shall be Borrower, and (ii) any other Loan Party, the surviving Person of, or the Person formed by such merger or consolidation shall be a Loan Party; and

(b) any Restricted Subsidiary of any of the Loan Parties may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to one or more Loan Parties.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 6.4(b);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock to a Loan Party;

(e) the Disposition of other assets having a fair market value not to exceed $100,000 in the aggregate for any fiscal year of Borrower;

(f) any Recovery Event, provided, that the requirements of Section 2.7(b) are complied with in connection therewith;

(g) Dispositions of any line of business other than (i) NSBF, Small Business Lending, Inc. or any portion of the Small Business Finance segment of Borrower, or (ii) UPS or any portion of the Electronic Payment Processing segment of Borrower, or (iii) CWH or any portion of the Managed Technology Solutions segment of Borrower; provided, that (i) each such Disposition is at fair market value, (ii) immediately prior to and immediately after each such Disposition, no Default or Event of Default shall have occurred and shall be continuing (including, that Borrower and each other applicable Person shall be in compliance with Section 6 of this Agreement), and (iii) the Net Cash Proceeds of each such Disposition will be used to prepay the Loans and as required by Section 2.7(b); and

(h) Dispositions of accounts receivable (other than current payroll advances) in the ordinary course of business solely in connection with the collection or compromise thereof.

6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Loan Party or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to Borrower or to another Loan Party;

(b) Any Loan Party may make Restricted Payments to any other Loan Party.

6.7 Off-Balance Sheet Financings. Engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet, with such balance sheet prepared in accordance with GAAP) providing the functional equivalent of borrowed money (including asset securitizations, sale/leasebacks or Synthetic Leases). For purposes of this Section 6.7, (a) “Synthetic Lease” shall mean any lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, or appropriate successor thereto, and (ii) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property and (b) the amount of any lease which is not a capital lease in accordance with GAAP is the aggregate amount of minimum lease payments due pursuant to such lease for any non-cancelable portion of its term.

6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”; for the avoidance of doubt, Investments shall be limited to any advance, loan, extension of credit, capital contribution or purchase made directly by a Loan Party), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments by Borrower or any of its Restricted Subsidiaries in any Loan Party to the extent permitted by Section 6.2(f);

(d) a loan by Borrower to Business Connect, LLC in an amount equal to $50,000 evidenced by that certain Promissory Note, effective on March 27, 2014, of Business Connect, LLC payable to the order of Borrower;

(e) loans by Borrower to CDS in an aggregate amount not to exceed $2,000,000 at any one time outstanding; provided, that (1) each such loan shall have a final maturity date, and shall actually be paid in full, no later than 15 days after the date such loan shall have been made and (2) the terms and conditions of each such loan (including, without limitation, any subordination of such loan to Sterling National Bank or any other Person), shall be subject to the prior approval of Lender in its sole discretion;

(f) Investments by Borrower in NSBF to the extent permitted by Section 6.2(g);

(g) loans by Borrower to the Permitted Capcos in an aggregate amount not to exceed $6,000,000 at any one time outstanding; provided, that (1) each such loan shall have a final maturity date, and shall actually be paid in full, no later than 30 days after the date such loan shall have been made and (2) the terms and conditions of each such loan, shall be subject to the prior approval of Lender in its sole discretion;

(h) loans and advances to employees of any Loan Party or any of their Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Loan Parties and their Restricted Subsidiaries not to exceed $100,000 at any one time outstanding;

(i) in addition to Investments otherwise expressly permitted by this Section, Investments by any Loan Party or any of their Restricted Subsidiaries in an aggregate amount (valued at cost) net of returns of capital not to exceed $100,000 during the term of this Agreement; and

(j) Permitted Joint Ventures.

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to such Loan Party or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.10 Sale and Leaseback Transactions. Directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction Borrower or any of its Restricted Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

6.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of Borrower, any other Loan Party, or NSBF to end on a day other than December 31 or change the method of determining fiscal quarters for each of the Borrower, the other Loan Parties, and NSBF.

6.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party or any Restricted Subsidiary, to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Security Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of any Loan Party or any Restricted Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder, (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (e) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof.

6.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction (other than in effect on the date of this Agreement and set forth in Schedule 6.13) on the ability of any Restricted Subsidiary, NSBF or CDS to (a) make Restricted Payments in respect of any or its Capital Stock held by, or pay any Indebtedness owed to, the Loan Parties or any other Restricted Subsidiary, (b) make Investments in the Loan Parties or any other Restricted Subsidiary or (c) transfer any of its assets to the Loan Parties or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (iii) restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder.

6.14 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the applicable Loan Party or Restricted Subsidiary is engaged on the date of this Agreement or that are reasonably related thereto.

6.15 Anti-Terrorism Laws. No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, and (e) Borrower shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.

SECTION 7. EVENTS OF DEFAULT

7.1 Event of Default. If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof;

(b) Borrower or any other Loan Party shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within three business days after any such interest or other amount becomes when due in accordance with the terms hereof or thereof;

(c) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (or in any respect if such representation, warranty, certification or statement is by its terms already qualified as to materiality);

(d) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5 or 6, or in Section 5 of the Guarantee and Security Agreement or (ii) an “Event of Default” under and as defined in any Mortgage or other Security Document shall have occurred and be continuing;

(e) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section, and such default shall continue unremedied for a period of 15 days after the earlier of (i) the date on which a Responsible Officer of such Loan Party becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to Borrower by Lender;

(f) Any member of the Newtek Group, including, without limitation, CDS, NSBF and CCC, shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, Indebtedness under the NSBF Credit Facility, the Sterling Credit Facility, any Guarantee Obligation and any other Indebtedness of CDS NSBF and CCC, but excluding the Loans and CCC-NSBF Intercompany Debt) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f), other than in respect of the NSBF Credit Facility, the Sterling Credit Facility, or any other Indebtedness of NSBF, CDS or CCC, shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds, individually or in the aggregate, $150,000;

(g) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) any Loan Party shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of Lender shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of Lender, reasonably be expected to have a Material Adverse Effect;

(i) One or more judgments or decrees shall be entered against any Loan Party involving for any Loan Party taken as a whole a liability (not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(j) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Borrower shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(k) Any provision of any Loan Document after delivery thereof shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect, or the legal, valid and binding agreement of any party thereto, or any Loan Party or any Affiliate of any Loan Party shall so assert;

(l) The occurrence of a Material Adverse Effect; or

(m) Any Change of Control shall occur;

then, and in any such event, Lender may (A) terminate the Revolving Commitment, (B) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (C) exercise all remedies contained in any other Loan Document, and (D) exercise any other remedies available at law or in equity; provided, that if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to any Loan Party, the Revolving Commitment shall immediately and automatically terminate and the Loans hereunder (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall immediately become due and payable

SECTION 8.

MISCELLANEOUS

8.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. Lender and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon such Loan Parties and Lender and any future holders of the Loans. In the case of any waiver, the Loan Parties and Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed in the case of Borrower and Lender, as follows:

Borrower:	Newtek Business Services, Inc.
212 W. 35th Street, 2nd Floor
New York, NY 10001
Attention: Chief Executive Officer
Telecopy: 212-356-9542
Telephone: 212-356-9550

Lender:	Capital One, National Association
1001 Avenue of the Americas
New York, NY 10018
Attention: James Wohn and Patrick J. McCarthy
Telecopier: (212) 398-7155

with copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: William D. Freedman, Esq.
Telecopier: (212) 704-5935

provided, that any notice, request or demand to or upon Lender shall not be effective until received.

8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

8.5 Payment of Expenses. Borrower agrees (a) to pay or reimburse Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to Lender, (b) to pay or reimburse Lender for all of its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to Lender, (c) to pay, indemnify, or reimburse Lender for, and hold Lender harmless from, any and all search, recording and filing fees, financial examination and collateral appraisal fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (except for Other Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this

Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse Lender and its affiliates and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of their Subsidiaries or any of their Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Borrower or any other Loan Party hereunder or any of the other Loan Documents (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Obligations. Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by Borrower pursuant to this Section shall be submitted to Borrower at the address of Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by Borrower in a notice to Lender. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

8.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Lender. Borrower acknowledges and agrees that Lender may at any time, and from time to time, (i) sell participating interests in the Loans, and Lender’s rights hereunder to other Eligible Assignees, financial institutions or other Persons, and (ii) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional Eligible Assignees, financial institutions or other Persons, subject (as to Lender’s rights under this clause (a)) to Borrower’s written consent, which consent shall not be unreasonably withheld or delayed; provided, that, no consent under this clause (a) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

(b) Borrower also agrees that each participant shall be entitled to the benefits of Sections 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such participant were Lender; provided, that in the case of Section 2.16, such Participant shall have complied with the requirements of said Section, and provided, further, that no participant shall be entitled to receive any greater amount pursuant to any such Section than Lender would have been entitled to receive in respect of the amount of the participation transferred by Lender to such Participant had no such transfer occurred.

(c) Upon any assignment, the assignee of Lender shall have the rights and obligations of Lender hereunder with regard to the Commitments and/or Loans that are the subject of such assignment, and the assignor thereunder shall be released from its obligations under this Agreement. On or prior to the effective date of any such assignment, Borrower, at its own expense, upon request, shall execute and deliver to Lender (in exchange for the Note of the assigning Lender) a new Note to the order of the assignee in an amount equal to the Commitment and/or Loans, as the case may be, assumed or acquired by it pursuant to such assignment and, if the assignor has retained a Commitment and/or Loans, as the case may be, upon request, a Note to the order of the a in an amount equal to the Commitment and/or Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(d) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

8.7 Set-off. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any branch or agency thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and Lender.

8.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Borrower and Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 8.2 or at such other address of which Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) Lender does not have any fiduciary relationship with or duty to Borrower or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Borrower and Lender.

8.14 Confidentiality. Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided, that nothing herein shall prevent Lender from disclosing any such information (a) to any affiliate of Lender, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any of its investors and potential investors, (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, further, that any investors and potential investors that receive any non-public information pursuant to clause (c) of this Section 8.14 may disclose such information to the same extent permitted in the case of Lender pursuant to clauses (e) and (i) of this Section 8.14. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

8.15 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

8.16 Keepwell. Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Obligations in respect of Specified Swap Obligations. The obligations of Borrower under this Section 8.16 shall remain in full force and effect until a discharge of all of the Obligations in accordance with the terms of the applicable documents and agreements in respect thereof. Borrower intends that this Section 8.16 constitute, and this Section 8.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.

8.17 Consent by Lender. To the extent that any of the terms and provisions of the loan documents evidencing the NSBF Credit Facility (but without regard to any successor facility or facilities thereto as to which the Lender shall not be the lender under the NSBF Credit Facility) may be violated by the execution, delivery and performance of this Agreement and or any of the other Loan Documents, Lender hereby waives such violations.

8.18 WAIVERS OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEWTEK BUSINESS SERVICES, INC., as Borrower

By:	/s/ Barry Sloane
	Name:	Barry Sloane
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Patrick McCarthy
	Name:	Patrick McCarthy
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 1.1

Unrestricted Subsidiaries

Automated Merchant Services, Inc.

Business Connect, LLC

CCC Real Estate Co. LLC

CDS Business Services, Inc.

Exponential Business Development Co., Inc.

First Bankcard Alliance of Alabama, LLC

Fortress Data Management, LLC

Newtek Asset Backed Securities, LLC

Newtek Small Business Finance, Inc.

Secure CyberGateway Services, LLC

Solar Processing Solutions, LLC

Summit Systems and Design, LLC

The Texas Whitestone Group, LLC

Where Eagles Fly, LLC

The Whitestone Group, LLC

Wilshire Alabama Partners, LLC

Wilshire Colorado Partners, LLC

Wilshire DC Partners, LLC

Wilshire Holdings I, Inc.

Wilshire Holdings II, Inc.

Wilshire Louisiana Bidco, LLC

Wilshire Louisiana Capital Management Fund, LLC

Wilshire Louisiana Partners II, LLC

Wilshire Louisiana Partners III, LLC

Wilshire Louisiana Partners IV, LLC

Wilshire New York Advisers II, LLC

Wilshire New York Partners III, LLC

Wilshire New York Partners IV, LLC

Wilshire New York Partners V, LLC

Wilshire Partners, LLC

Wilshire Texas Partners I, LLC

and any company (other than CDS) which becomes a subsidiary of any of the foregoing